Handy & Harman Ltd. Announces Sale of Arlon, LLC

December 19, 2014 08:00 AM Eastern Standard Time

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Handy & Harman Ltd. (NASDAQ:HNH) (“HNH” or the “Company”) announced today that it has entered into a definitive agreement with Rogers Corporation under which Rogers will purchase HNH’s subsidiary Arlon, LLC, for a total transaction value of $157,000,000 (subject to customary closing adjustments). The companies expect to close the transaction, subject to the necessary regulatory approvals and other customary closing conditions, in the first half of 2015.

“The proposed sale of Arlon is part of HNH’s continued commitment to enhancing shareholder value through attentive and considered portfolio management,” said Jack L. Howard, HNH’s Vice Chairman and Principal Executive Officer.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

The Company is based in White Plains and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Contacts
Handy & Harman Ltd.
James F. McCabe, Jr., 212-520-2300
Senior Vice President and Chief Financial Officer
 jmccabe@steelpartners.com